Exhibit 4(ix)

PEAK BUFFER SEGMENT ENDORSEMENT

This endorsement is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this endorsement unless specifically changed by this endorsement. The endorsement effective date is the same as the Contract Date unless a different endorsement effective date is shown on the Data Page. In the event of a conflict between any provision in this endorsement and the contract, the provisions of this endorsement will control.

ENDORSEMENT BENEFIT

This endorsement establishes one or more Peak Buffer Segment Options for Your contract. Each Peak Buffer Segment Option will have an Index, Segment Term, Cap Rate, Participation Rate, and Buffer Rate. The available Peak Buffer Segment Options on the Contract Date are shown on the Data Page.

DEFINITIONS

BUFFER RATE is the percentage of negative Segment Return that is protected by Us when calculating Segment Credits.

CAP RATE is the greatest positive Segment Return that may be used in the calculation of Segment Credits.

INDEX VALUE is the closing value of an Index that is published on a Valuation Day. If on any specific day an Index Value is not published, the Index Value from the close of the most recent Valuation Day will be used.

PARTICIPATION RATE is the percentage that is multiplied by any positive Segment Return.

PEAK BUFFER MIDPOINT is the value used to determine the maximum Segment Return at the Segment End Date when the change in the Index Value is negative. This value is calculated as the Buffer Rate divided by two (2).

SEGMENT RETURN is the change in the Index Value from the Segment Start Date to the Segment End Date expressed as a percentage adjusted based on the terms of each specific Segment Option.

PEAK BUFFER SEGMENT OPTION

The Peak Buffer Segment Option is an optional approach to protecting Your Accumulated Value. We will absorb any loss up to the maximum Buffer Rate. Any negative Index Value change in excess of the Buffer Rate will be Your responsibility.

We declare the Buffer Rate for the Segment Option and it is guaranteed not to change. The Buffer Rate is shown on the Data Page. The initial Cap Rate and Participation Rate are guaranteed for the first Segment Term only.

A new Cap Rate and Participation Rate are determined by Us and will become effective on each Segment Start Date. The Cap Rate and Participation Rate for each Buffer Segment Option are guaranteed to never be less than the Minimum Cap Rate or Minimum Participation Rate shown on the Data Page. The Index, Segment Term, Buffer Rate, Cap Rate and Participation Rate can be different between Peak Buffer Segment Options.

SEGMENT INTERIM VALUE

The Segment Interim Value for any Peak Buffer Segment Option on the initial Segment Start Date is the amount transferred from the Initial Holding Account allocated to that Segment Option.

The Segment Interim Value for the Peak Buffer Segment after the initial Segment Start Date is comprised by the previous day’s Segment Interim Value, the Segment Credits, the Equity Adjustment, and any funds transferred into or out of the Segment Option reduced by any partial Surrenders.

The Segment Interim Value may be reduced by any premium taxes as provided for in the Premium Taxes section of Your contract.

The Nonforfeiture Interest Rate is not applicable to the Peak Buffer Segment Option.

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SEGMENT CREDITS

Segment Credits are calculated on a Segment End Date by taking the Segment Return multiplied by the Peak Buffer Segment Option Crediting Base. Segment Credits, if any, are then added to a Peak Buffer Segment Option Crediting Base.

On each Segment End Date, we will calculate the change in the Index Value. The change in the Index Value is the difference between the Index Value on the Segment End Date and the Index Value on the Segment Start Date divided by the Index Value on the Segment Start Date.

If the change in the Index Value is positive, the Segment Return on the Segment End Date will be the change in the Index Value multiplied by the Participation Rate up to the Cap Rate, if applicable.

If the change in the Index Value is negative, the negative Segment Return will be subject to the Buffer Rate.

If the negative change in the Index Value is between 0% and the Peak Buffer Midpoint, the Segment Return on the Segment End Date will be the opposite of the change in the Index Value.

Example: Buffer Rate is 20%, Peak Buffer Midpoint is 10%

If the change in the Index Value is -8%, the Segment Return would be 8%.

If the negative change in the Index Value is between the Buffer Midpoint and Buffer Rate, the Segment Return on the Segment End Date will be the Buffer Rate minus the change in the Index Value.

Example: Buffer Rate is 20%, Peak Buffer Midpoint is 10%

If the change in the Index Value is -16%, the Segment Return would be 4% (20% - 16%)

If the negative change in the Index Value is greater than the Buffer Rate, You will be responsible for any loss greater than the Buffer Rate.

Example: Buffer Rate is 20%, Peak Buffer Midpoint is 10%

If the change is the Index Value is -22%, the Segment Return would be -2% (20% - 22%)

Principal Life Insurance Company

{ Des Moines, Iowa 50392-0001 }

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